UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 2, 2026

Andersen Group Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-43014 (Commission File Number)	33-4630773 (IRS Employer Identification No.)

333 Bush Street Suite 1700 San Francisco, California (Address of principal executive offices)	94104 (Zip Code)
(415)764-2700 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	ANDG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☒ Emerging growth company
☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 3.02.     Unregistered Sales of Equity Securities.

Andersen Group Inc., a Delaware corporation (the “Company”), is filing this Current Report on Form 8-K to report the sale and issuance, or anticipated sale and issuance, of shares of Class A Common Stock as stock consideration in each of the acquisition transactions described below. As used herein, “Class A Common Stock” means the Company’s Class A common stock, par value $0.0001 per share. Each sale and issuance was or will be made in a transaction not involving an underwriter and was not or will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder and/or the safe harbor provided by Regulation S promulgated under the Securities Act, as applicable. No general solicitation or general advertising was used in connection with any such sale and issuance.

Andersen Italy Acquisition

On October 2, 2026, the Company entered into a purchase agreement pursuant to which (i) the Company agreed to purchase, or cause its designee to purchase, all of the issued and outstanding equity interests of Nodaservizi S.r.l. ("Noda Servizi"), an Italy-based professional services firm, which owns 100% of Andersen Corporate Finance Italia S.r.l., and (ii) immediately following such purchase, Noda Servizi agreed to acquire a 33% equity interest in Andersen Legal & Tax Italia S.r.l. STA, an Italy-based Andersen Global member firm, for aggregate consideration of approximately $58.2 million consisting of a mix of cash and Class A Common Stock, subject to customary purchase price adjustments (collectively, the “Andersen Italy Acquisition”). The Company expects to issue 432,577 shares of Class A Common Stock as stock consideration to the sellers, each of whom represented that such seller is an “accredited investor” as defined in Rule 501(a) of Regulation D and is not a U.S. person (as defined in Regulation S). The Andersen Italy Acquisition is expected to close during the first quarter of 2027 and is subject to customary closing conditions.

Andersen Poland Acquisition

On November 9, 2026, the Company entered into (i) a purchase agreement pursuant to which the Company agreed to cause a newly formed Polish subsidiary to purchase all of the issued and outstanding equity interests of Andersen Outsourcing sp. z o.o. and Andersen Tax Fiscal Representation sp. z o.o., each a Poland-based Andersen Global member firm, and (ii) a related preliminary enterprise purchase agreement pursuant to which a newly formed Polish limited partnership controlled by the Company agreed to acquire, for cash, the enterprise of Andersen Tax & Legal Matyka i Wspólnicy spółka komandytowa, a Polish legal services firm (collectively, the “Andersen Poland Acquisition”), for aggregate consideration of approximately $7.3 million, consisting of a mix of cash and Class A Common Stock, subject to customary purchase price adjustments. The Company expects to issue 55,621 shares of Class A Common Stock as stock consideration to the two sellers, each of whom represented that it is an “accredited investor” as defined in Rule 501(a) of Regulation D. The Andersen Poland Acquisition is expected to close during the first quarter of 2027 and is subject to customary closing conditions.

1Rivet Acquisition

On November 9, 2026, the Company entered into a purchase agreement pursuant to which the Company agreed to purchase all of the issued and outstanding equity interests of 1Rivet LLC (or its successor following a pre-closing restructuring), a U.S.-based Andersen Consulting member firm, for aggregate consideration of approximately $24.8 million, consisting of a mix of cash and Class A Common Stock, subject to customary purchase price adjustments (the “1Rivet Acquisition”). The Company expects to issue 150,578 shares of Class A Common Stock, subject to customary purchase price adjustments as stock consideration to the three sellers, each of whom represented that such seller is an “accredited investor” as defined in Rule 501(a) of Regulation D. The 1Rivet Acquisition is expected to close during the first quarter of 2027 and is subject to customary closing conditions.

Brain Trust Acquisition

On November 10, 2026, the Company entered into a purchase agreement pursuant to which the Company agreed to purchase all of the issued and outstanding equity interests of Brain Trust Consulting Services, S.L., a Spain-based consulting firm and Andersen Consulting member firm, for aggregate consideration of approximately $4.4 million, consisting of a mix of cash and Class A Common Stock, subject to customary purchase price adjustments (the “Brain Trust Acquisition”). The Company expects to issue 20,290 shares of Class A Common Stock as stock consideration to the four sellers, each of whom represented that such seller is an “accredited investor” as defined in Rule 501(a) of Regulation D and is not a U.S. person (as defined in Regulation S). The Brain Trust Acquisition is expected to close during the first quarter of 2027 and is subject to customary closing conditions.

The expected stock consideration for the Andersen Italy Acquisition, the Andersen Poland Acquisition, the 1Rivet Acquisition and the Brain Trust Acquisition represents, in the aggregate, approximately 3.47% of the shares of Class A Common Stock outstanding as of November 13, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANDERSEN GROUP INC.

Date: November 13, 2026	By:	/s/ Mark L. Vorsatz
	Name:	Mark L. Vorsatz
	Title:	Chief Executive Officer and Chairman
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